XTL Biopharmaceuticals LTD.

2000 DIRECTORS, CONSULTANTS AND EMPLOYEES SHARE OPTION PLAN

A. NAME AND PURPOSE

1.Name: This plan, as amended from time to time, shall be known as the “XTL Biopharmaceuticals Ltd. 2000 Directors, Consultants and Employee Share Option Plan” (the “Plan”).

2. Purpose: The purpose and intent of the Plan is to provide incentives to the directors, consultants and employees of XTL Biopharmaceuticals Ltd. (the "Company") and its subsidiaries by providing them with options to purchase Ordinary Shares, nominal value 0.02 New Israeli Shekels each (the "Shares"), of the Company.

B. GENERAL TERMS AND CONDITIONS OF THE PLAN

3.    Administration:

3.1 The Plan will be administered by the Board of Directors of the Company (the "Board") or by a committee appointed by the Board (the "Committee"), which, if appointed, will consist of such number of Directors of the Company as may be fixed, from time to time, by the Board. If a Committee is not appointed, the term Committee, whenever used herein, shall mean the Board. The Board shall appoint the members of the Committee, may from time to time remove members from, or add members to, the Committee and shall fill vacancies in the Committee however caused.

3.2 The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as it shall determine. Actions taken by a majority of the members of the Committee, at a meeting at which a majority of its members is present, or acts reduced to or approved in writing by all members of the Committee, shall be the valid acts of the Committee. The Committee may appoint a Secretary, who shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

3.3 Subject to the general terms and conditions of this Plan, the Committee shall have the full authority in its sole and absolute discretion, from time to time and at any time, to determine (i) the persons ("Grantees") to whom options to purchase Shares ("Option(s)") shall be granted, (ii) the number of Shares to be covered by each Option, (iii) the time or times at which the same shall be granted, (iv) the schedule and conditions on which such Options may be exercised and on which such Shares shall be paid for, and/or (v) any other matter which is necessary or desirable for, or incidental to, the administration of the Plan.

3.4 The Committee may, from time to time, adopt such rules and regulations for carrying out the Plan as it may deem necessary. No member of the Board or of the Committee shall be liable for any act or determination made in good faith with respect to the Plan or any Option granted thereunder.

3.5 The interpretation and construction by the Committee of any provision of the Plan or of any Option thereunder shall be final and conclusive unless otherwise determined by the Board.

4.Eligible Grantees: The Committee, at its discretion, may grant Options to any employee of the Company (including officers, directors who are employees) or its subsidiaries. Anything in this Plan to the contrary notwithstanding, all grants of Options to Directors and Office Holders -"Nosei Misra" - as such term is defined in the Israeli Companies Ordinance (New Version), 1983, as amended from time to time (the "Companies Ordinance") - shall be authorized and implemented only in accordance with the provisions of the Companies Ordinance. The grant of an Option to a Grantee hereunder, shall neither entitle such Grantee to participate, nor disqualify him from participating, in any other grant of options pursuant to this Plan or any other stock option plan of the Company.

5.Grant of Options in Trust:

5.1  Subject to Section 7.1 hereof, the effective date of the grant of an Option (the "Date of Grant") shall be the date specified by the Committee in its determination relating to the award of such Option. The Committee shall promptly give the Grantee written notice (the “Notice of Grant”) of the grant of an Option.

5.2 Anything herein to the contrary notwithstanding, all Options granted under the Plan shall be granted by the Company to a trustee designated by the Board (the "Trustee"), the Trustee shall hold each such Option in trust (the "Trust") for the benefit of the Grantee in respect of whom such Option was granted (the "Beneficial Grantee"), and no Options shall be released from the Trust until the vesting of such Options pursuant to Section 7.2 hereof (the "Release Date"). From and after the Release Date, upon the written request of any Beneficial Grantee, the Trustee shall release from the Trust the Options granted and exercise them on behalf of such Beneficial Grantee, by executing and delivering to the Company such instrument(s) as the Company may require, giving due notice of such release to such Beneficial Grantee, provided, however, that the Trustee shall not so release and exercise any such Options on behalf of the Beneficial Grantee unless the latter, prior to, or concurrently with, such release and exercise, provides the Trustee with evidence, satisfactory in form and substance to the Trustee, that all taxes and/or compulsory payments, if any, required to be paid upon such release and exercise have, in fact, been paid.

6. Reserved Shares: The Company has reserved 187,000 authorized but unissued Shares for purposes of the Plan subject to adjustments as provided in Section 11 hereof. All Shares under the Plan, in respect of which the right hereunder of a Grantee to purchase the same shall, for any reason, terminate, expire or otherwise cease to exist, shall again be available for grant through Options under the Plan.

7. Grant of Options:

7.1 The Committee in its discretion may award to Grantees Options to purchase Shares in the Company available under the Plan. Options may be granted at any time after receipt of a pre-ruling from the Income Tax Authorities that the exercise of Options granted under the Plan will be subject to tax in accordance with the provisions of Section 102 of the Income Tax Ordinance [New Version] 1961.

7.2 The Notice of Grant shall state, inter alia, the number of Shares covered thereby, the schedule pursuant to which such Options shall vest, the Beneficial Grantee thereof shall be entitled to pay for, and acquire, the Shares, the exercise price, and such other terms and conditions as the Committee at its discretion may prescribe, provided that they are consistent with this Plan.

7.3 Without derogating from the rights and powers of the Committee under Section 7.2 hereof, unless otherwise specified in the Notice of Grant, each Option under the Plan shall be for a term of ten (10) years.

8. Exercise Price: The exercise price per Share covered by each Option shall be determined by the Committee in its sole and absolute discretion.

9. Exercise of Options:

9.1 Options shall be exercisable pursuant to the terms under which they were awarded and subject to the terms and conditions of the Plan.

9.2 The exercise of an Option shall be made by a written notice of exercise (the "Notice of Exercise") delivered by the Trustee (after receipt of written instructions from the Beneficial Grantee) to the Company at its principal executive office, specifying the number of Shares to be purchased and accompanied by the payment therefor, and containing such other terms and conditions as the Committee shall prescribe from time to time.

9.3 Anything herein to the contrary notwithstanding, but without derogating from the provisions of Section 10 hereof, if any Option has not been exercised and the Shares covered thereby not paid for within ten (10) years after the Date of Grant (or any shorter period set forth in the Notice of Grant), such Option and the right to acquire such Shares shall terminate, all interests and rights of the Grantee in and to the same shall ipso facto expire, and, in the event that in connection therewith any Options are still held in the Trust as aforesaid, the Trust with respect thereto shall ipso facto expire and the Trustee shall thereafter hold such Options in an unallocated pool until instructed by the Company that some or all of such Options are again to be held in trust for one or more Grantees.

9.4 Each payment for Shares shall be in respect of a whole number of Shares, and shall be effected in cash or by a cashier's check payable to the order of the Company, or such other method of payment acceptable to the Company.

10. Termination of Employment:

10.1 In the event that a Grantee ceases, for any reason, to be employed by the Companies, all Options theretofore granted to such Grantee shall terminate as follows:

(a) If the Grantee’s termination of employment is due to such Grantee’s death or “Disability” (as hereinafter defined), such Option (to the extent exercisable at the time of the Grantee’s termination of employment) shall be exercisable by the Grantee’s legal representative, estate of other person to whom the Grantee’s rights are transferred by will or by laws of descent of distribution for a period of six (6) months following such termination of employment (but in no event after the expiration date of such Option), and shall thereafter terminate. For purposes hereof, Disability shall mean the inability, due to illness or injury, to engage in any gainful occupation for which the individual is suited by education, training or experience, which condition continues for at least six (6) months.

(b) If the Grantee’s termination of employment is for any other reason, such Options (to the extent exercisable at the time of the Grantee's termination of employment) shall be exercisable for a period of thirty (30) days following such termination of employment, and shall thereafter terminate; provided, however, that if the Grantee’s dies within such thirty-day period, such Options (to the extent exercisable at the time of the Grantee's termination of employment) shall be exercisable by the Grantee's legal representative, estate or other person to whom the Grantee's rights are transferred by will or by laws of descent or distribution for a period of six (6) months following the Grantee’s death (but in no event after the expiration date of such Option), and shall thereafter terminate.

10.2 Notwithstanding the foregoing provisions of Section 10.1, the Committee may provide, either at the time an Option is granted or thereafter, that such Option may be exercised after the periods provided for in Section 10.1, but in no event beyond the term of the Option.

11. Adjustment Upon Changes in Capitalization

11.1 Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Option, and the number of Shares which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per share of Shares covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares or the payment of a stock dividend (bonus shares) with respect to the Shares or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.

11.2 In the event of the proposed dissolution or liquidation of the Company, the Committee shall notify each Grantee at least fifteen (15) days prior to such proposed action. To the extent it has not been previously exercised, each Option will terminate immediately prior to the consummation of such proposed action. In the event of a consolidation or the merger of the Company with or into another corporation, each Option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation.

12. Non-Transferability:

No Option shall be assignable or transferable by the Grantee to whom granted otherwise than by will or the laws of descent and distribution, and an Option may be exercised during the lifetime of the Grantee only by such Grantee or by such Grantee's guardian or legal representative. The terms of such Option shall be binding upon the beneficiaries, executors, administrators, heirs and successors of such Grantee.

13.  Terms and Amendment of the Plan:

13.1 The Plan was authorized by the Board on April 12, 2000, and shall expire on April 12, 2010 (except as to Options outstanding on that date), but such expiration shall not affect the instructions contained herein or in any applicable law with respect to the Options and Shares held in the Trust at such time of expiration.

13.2 Subject to applicable laws, the Board may, at any time and from time to time, terminate or amend the Plan in any respect. In no event may any action of the Company alter or impair the rights of a Grantee, without his consent, under any Option previously granted to him.

14. Tax Consequences: All tax consequences and/or obligations regarding other compulsory payment arising from the grant or exercise of any Option, from the payment for, or the subsequent disposition of, Shares covered thereby or from any other event or act (of the Company or the Grantee) hereunder, shall be borne solely by the Grantee, and the Grantee shall indemnify the Company and the Trustee and hold them harmless against and from any and all liability for any such tax (and compulsory payment, if any) or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax (and compulsory payment, if any) from any payment made to the Grantee.

15. Miscellaneous:

15.1 Continuance of Employment: Neither the Plan nor the grant of an Option thereunder shall impose any obligation on the Company to continue the employment of any Grantee, and nothing in the Plan or in any Option granted pursuant thereto shall confer upon any Grantee any right to continue in the employ of the Company, or restrict the right of the Company to terminate such employment at any time.

15.2 Governing Law: The Plan and all instruments issued thereunder or in connection therewith, shall be governed by, and interpreted in accordance with, the laws of the State of Israel.

15.3 Application of Funds: The proceeds received by the Company from the sale of Shares pursuant to Options granted under the Plan will be used for general corporate purposes of the Company.

15.4 Multiple Agreements: The terms of each Option may differ from other Options granted under the Plan at the same time, or at any other time. The Committee may also grant more than one Option to a given Grantee during the term of the Plan, either in addition to, or in substitution for, one or more Options previously granted to that Grantee. The grant of multiple Options may be evidenced by a single Notice of Grant or multiple Notices of Grants, as determined by the Committee.

15.5 Non-Exclusivity of the Plan: The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.